FIRST AMENDMENT TO
AGREEMENT OF PURCHASE AND SALE OF ASSETS

This First Amendment to Agreement of Purchase and Sale of Assets is made as of _____________, 2007, by and among KASHOU BROTHERS, INC., a California corporation doing business as “BROTHERS RESTAURANT & DELI” (“Company”), STEVE KASHOU, EDWARD KASHOU, JAMES KASHOU, SAMI KASHOU (collectively the “Shareholders”), ORGANIC TO GO, INC., a Delaware corporation (“Buyer”) and ORGANIC TO GO FOOD CORPORATION, a Delaware corporation (“Parent”). This Amendment is made under the following circumstances:

A. Company, Buyer, Shareholders and Parent entered into an Agreement of Purchase and Sale of Assets dated as of ______________, 2007 (the “Agreement”).

B. The parties desire to amend the Agreement as further set forth in this Amendment to include Company’s accounts receivable in the list of assets to be acquired by Buyer, to reflect the lessor’s refusal to permit assignment of the option to extend Company’s lease for the property located at 4250 Executive Square, Suite 125, La Jolla, CA and to make certain related changes to the Agreement.

C. Capitalized terms used in this Amendment that are not defined in this Amendment shall have the meanings set forth in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Purchase of Accounts Receivable.

(a) Schedule 1 to the Agreement is amended to add the following to the Acquired Assets: Company’s outstanding accounts receivable which are less than 120 days old on the Closing Date (the “Acquired Accounts Receivable”). At the Closing, Company shall deliver to Buyer a schedule of the Acquired Accounts receivable.

(b) The second line of the Excluded Assets section of Schedule 1 to the Agreement is amended to read as follows: “All accounts receivable other than the Acquired Accounts Receivable”.

2. Purchase Price Adjustment. Section 1.2 of the Agreement is amended to read as follows:

The purchase price of the Acquired Assets shall be Three Million Dollars ($2,950,000) plus the Contingent Stock, as defined in Section 1.2(e) below, plus the exact face amount of the Acquired Accounts Receivable. As payment of such purchase price, Buyer shall deliver to Company:

1.2(a) Cash at Closing. At the Closing, cash, by bank cashier’s check, or by wire transfer, in the amount of Two Million Four Hundred Thousand Dollars ($2,400,000) made payable to the Handal & Associates Attorney Client Trust Account.

1.2(b) Check at Closing. Cash, by Buyer’s check, in the exact face amount of the Acquired Accounts Receivable.

1.2(c) Additional Cash. Cash, by check or by wire transfer, in the total amount of Three Hundred Thousand Dollars ($300,000) made payable to the Handal & Associates Attorney Client Trust Account in two installments as provided below. Each installment shall bear interest at the rate of five and one-half percent (5.5%) per year from the Closing Date until paid, and interest shall be payable on each installment when such installment is due. If at any time or from time to time Buyer shall be entitled to be paid any amount pursuant to this agreement, Buyer shall be entitled, if it so elects, to set-off such amount against the amount payable under this paragraph 1.2(b). This right of set-off shall be in addition to and not in substitution of any other rights to which Buyer shall be entitled. Buyer shall use all reasonable efforts to collect the Acquired Accounts Receivable. If Buyer has not collected any portion of the Acquired Accounts Receivable within 115 days after the Closing Date, in addition to any other rights or remedies, Buyer may elect to set-off any uncollected Acquired Accounts Receivable against the payment required under Section 1.2(b)(ii) below. Following any such set-off, Buyer shall transfer the uncollected Acquired Accounts Receivable to Company.

(i) One Hundred Fifty Thousand Dollars ($150,000) ninety (90) days after the Closing; and

(ii) One Hundred Fifty Thousand Dollars ($150,000) one hundred twenty (120) days after the Closing.

1.2(d) Parent Common Stock. Three stock certificates in equal allotments to Steve Kashou, Edward Kashou and James Kashou (the “Stock Certificates”) representing a total number of shares of the Common Stock of Parent, par value $0.001 per share (the “Parent Shares”), equal to shares having an aggregate Market Value (as hereinafter defined) of Eighty Three Thousand Three Hundred Thirty Three and Thirty Three Cents ($83,333.33) each of which shall be delivered to the above named Shareholders for the benefit of Company within ten (10) business days after the Closing and each of which shall be rounded down to the nearest whole share. For purposes of this Agreement, the “Market Value” of the Parent Shares shall equal the average of the closing prices of the Parent Shares in the over the counter market (or on any national securities exchange if shares of Parent’s Common Stock are listed on a national securities exchange) during the ten (10) consecutive trading days ending three (3) trading days before the Closing. Sami Kashou waives any right he may have to receive any of the Parent Shares.

1.2(e) Contingent Stock. If any of the following events occurs, then Buyer shall deliver three stock certificates in equal allotments to Steve Kashou, Edward Kashou and James Kashou representing a total number of Parent Shares equal to shares having an aggregate Market Value of Sixteen Thousand Six Hundred Sixty-Six and 67/100 Dollars ($16,666.67) (the “Contingent Stock”) each of which shall be delivered to the above-named Shareholders for the benefit of Company within ten (10) days after the first to occur of the following events (each of which shall be rounded down to the nearest whole share):

(a) The execution and delivery by the landlord of a lease or lease extension for the property located at 4250 Executive Square, Suite 125, La Jolla, CA (the “La Jolla Lease”) for at least twelve (12) months;

(b) Buyer’s voluntary termination of the La Jolla Lease during the remaining term of the La Jolla Lease without cause, or Buyer’s election not to renew the La Jolla Lease on commercially reasonable terms;

(c) The termination of the La Jolla Lease during the remaining term of the La Jolla Lease by the landlord following Buyer’s default and failure to cure such default;

(d) Buyer’s failure at any time during the remaining term of the La Jolla Lease to operate the La Jolla location with substantially the same quality Buyer presently operates its other locations; and

(e) Buyer’s failure to meet Landlord’s requirements for financial status and financial performance in connection with Buyer’s request for a new lease at the La Jolla location when the La Jolla Lease expires.

3. Allocation of Purchase Price. Section 1.4 of the Agreement is amended as follows: “3. Goodwill, Trade Name and Intangible Assets $2,740,000”; “Total Purchase Price $2,950,000”; provided that if the Contingent Stock is delivered, then the allocation to Goodwill, Trade Name and Intangible Assets and the Total Purchase Price shall each be increased by $50,000.

4. Absence of Option to Extend. Section 6.10 of the Agreement is amended to read as follows:

Selling Parties shall have delivered or caused to be delivered an Assignment of Lease and Landlord’s Consent to Assignment (including without limitation landlords’ consent to the assignment of the options to extend at 10201 Wateridge Circle and 110 West “A” Street and other rights held by Company) and an Estoppel Certificate, each in form and substance reasonably satisfactory to Buyer, with respect to each of the following locations:

6.10(a) 4250 Executive Square, Suite 125, La Jolla, California;

6.10(b) 10201 Wateridge Circle, Suite 125, San Diego, California; and

6.10(c) 110 West “A” Street, Suite 175, San Diego, California.

5. Representation and Warranty. Section 2.35 is added to the Agreement as follows:

Section 2.35 Accounts Receivable. All accounts receivable of Company shown on the balance sheet of Company as of the dates stated included in the Financial Statements, and all accounts receivable of Company created after that date until the Closing, arose from valid sales in the ordinary course of business. These accounts have been collected in full since that date, or are collectible at their full amounts.

6. Effect of Amendment. As amended by this Amendment the Agreement shall continue to be in full force and effect.

7. Counterparts. This Amendment may be executed in two or more counterparts and when so executed shall have the same force and effect as though all signatures appear on one document.

[Signatures on the next page]

IN WITNESS WHEREOF, the parties to this agreement have duly executed it as of the day and year first above written.

ORGANIC TO GO, INC. a Delaware corporation		KASHOU BROTHERS, INC. a California corporation doing business as “Brothers Restaurant & Deli”
By:		By:
	Jason Brown Chief Executive Officer	Edward Kashou Chief Executive Officer
By:
___________________ Secretary
ORGANIC TO GO FOOD CORPORATION a Delaware corporation
EDWARD KASHOU, Individually
By:
	Jason Brown Chief Executive Officer	STEVE KASHOU, Individually

JAMES KASHOU, Individually

SAMI KASHOU, Individually